FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES A CHANGE TO ITS BOARD OF DIRECTORS AS IT CONTINUES TO ENHANCE BOARD INDEPENDENCE

PONTE VEDRA, Fla. (December 7, 2017) — Advanced Disposal (NYSE: ADSW), an integrated environmental services company, announced today that in connection with the recent secondary offering of common shares of the company by certain legacy stockholders, including affiliates of Highstar Capital, John Miller has tendered his resignation from the Board of Directors.  This change in board membership is consistent with the Company’s continued evolution towards having a Board of Directors comprised of independent Board members and is in accordance with the terms of the Stockholders Agreement entered into with the Company at the time of its initial public offering. Mr. Miller’s resignation has been accepted by the Board, and will become effective on December 11, 2017.

Mr. Miller has served in the role of a designated director of Highstar Capital since 2012.  Mr. Miller is currently a Senior Advisor to Highstar Capital and has advised Highstar Capital for over nine years.

“John’s five years of leadership as a board member of Advanced Disposal has been vital to our growth and success as an organization,” stated Richard Burke, Chief Executive Officer.  “He has helped guide us through an important and transformational  time in the Company’s history. We thank him for his service and wish him success in his future endeavors.”

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:
Matthew Nelson
Advanced Disposal
(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com

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